Exhibit 99.1

News Release

For Release March 16, 2005 12:00 Noon CST

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Announces Fourth Quarter and Year-End 2004 Results

HOUSTON – March 16, 2005 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced 2004 and fourth quarter results which include:

•	Annual production increase of 31% to 22.4 Bcfe. Fourth quarter 2004 production increase of 81% from the fourth quarter 2003 to 5.9 Bcfe.

•	Annual revenues increase of 66% to $116.1 million. Fourth quarter revenues increase of 135% from the fourth quarter 2003 to $32.9 million.

•	Development operations at seven properties resulting in the successful completions of 14 wells during 2004 with two additional wells in progress at the end of 2004.

•	Cash and cash equivalents of $102.8 million and working capital of $68.3 million at the end of 2004 which are significant improvements over cash and cash equivalents of $4.6 million and a working capital deficit of $46.4 million at year-end 2003.

Oil and Gas Reserves

Previously announced on March 14 were the Company’s year-end oil and natural gas proved reserves. Since the inception of the Company, ATP’s proved reserve estimates have been prepared by independent third-party reservoir engineers. ATP’s oil and natural gas reserve reports are prepared for the Gulf of Mexico and the Netherlands by Ryder Scott Company, L.P. Reserve reports for the United Kingdom are prepared by RSP Troy – Ikoda Limited. Letters from our independent reservoir engineers are expected to be available on the Company’s website, www.atpog.com, before the end of the month.

At December 31, 2004, we had proved reserves of 275.2 Bcfe, of which 66% are located in the Gulf of Mexico and the remaining 34% in the North Sea. The pre-tax PV-10 of our proved reserves at December 31, 2004 utilizing SEC classifications and pricing parameters was $732.8 million. We currently have 18 properties that have proved undeveloped reserves totaling 214.8 Bcfe scheduled for future development including 15 properties in the Gulf of Mexico, two in the U.K. Sector – North Sea and one in the Dutch Sector – North Sea. In addition, we have scheduled for drilling or completion, properties where previous drilling into the targeted reservoirs indicates to the Company the presence of commercially productive quantities of hydrocarbons even though the reservoirs do not meet the SEC definition of proved reserves. Five blocks acquired in 2004 in the Gulf of Mexico and Cheviot in the North Sea, potentially the largest property in the Company’s portfolio, are not included in the reserve report as they did not meet the SEC definition of proved reserves at the end of 2004. Upon completion of plans which may include drilling, completion or testing of wells for these and similar properties in the Company’s portfolio, the Company anticipates that it may be able to record proved reserves associated with several of these properties.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

In 2004, we sold an undivided 25% interest in seven properties on ten blocks in the Gulf of Mexico. This sale accounted for a reduction in our proved reserves of 10.6 Bcfe of which 93.5% were classified as proved undeveloped at the time of the sale. We received $19.5 million for this sale or approximately $1.85 per Mcfe and recognized a gain of $6.0 million from the transaction. After adjusting for production and the sale of the interest in the seven properties, ATP recorded net upward revisions and extensions in proved reserves during 2004 of 5.5 Bcfe.

Results of Operations

Oil and natural gas revenues totaled $116.1 million for 2004 and $32.9 million for the fourth quarter 2004, compared to $70.2 million for 2003 and $14.0 million for the fourth quarter 2003. Natural gas and oil production increased 31% in 2004 to 22.4 Bcfe. The increase in production was primarily attributable to the contributions from our Helvellyn well in the North Sea, which commenced production during the first quarter 2004, and to six properties in the Gulf of Mexico on which we successfully completed 13 wells in 2004. As a result of the production from Helvellyn, a natural gas well, our natural gas component of production increased to 80% in 2004 from 63% in 2003. We also increased our average realized price in 2004 as a result of higher oil and natural gas prices and higher prices for those quantities we hedged. For 2004, we realized an average price including the effect of cash flow hedges for natural gas of $5.05 per Mcf, an increase of 48% over 2003, and $33.93 per barrel of oil, an increase of 25% over 2003.

For 2004, ATP’s lease operating expense (LOE) per Mcfe decreased 13% to $0.87 per Mcfe, primarily due to the increase in production. Workover expenses of wells, a component of LOE, were significantly less in 2004 as compared to 2003. DD&A per unit for 2004 was $2.48 per Mcfe compared to $1.72 per Mcfe in 2003. The increase was primarily due to higher development costs in 2004 compared to previous years as well as downward revisions of proved reserves on certain properties at the end of 2004. ATP utilizes the successful efforts method of accounting to calculate its DD&A which requires us to examine each property individually. Even though we recorded a net 5.5 Bcfe upward revision and extension of our total proved reserves, adjustments on individual properties required us to reevaluate the DD&A rates and to record additional DD&A for the fourth quarter of 2004.

Our general and administrative expenses rose from $12.2 million to $15.8 million, due to higher professional fees related to compliance with Section 404 of the Sarbanes-Oxley Act and compensation related costs during 2004.

The Company reported a net profit of $1.4 million or $0.05 per share for 2004 compared to a loss of $50.8 million or $2.21 per share in 2003. For the fourth quarter 2004, the Company reported a net loss of $3.8 million or $0.14 per share compared to a loss of $38.6 million or $1.58 per share for the same period in 2003.

The Company’s selected operating statistics and financial information, included within this press release, contain additional information on our activities for the fourth quarter 2004 and year ended December 31, 2004 and comparable periods in 2003.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Selected Operating Statistics (unaudited)

Production
Natural gas (MMcf)	4,514	2,583	17,816	10,842
Oil and condensate (MBbls)	229	111	765	1,042
Natural gas equivalents (MMcfe)	5,887	3,250	22,408	17,093
Gulf of Mexico (MMcfe)	4,951	3,250	17,940	17,093
North Sea (MMcfe)	936	—	4,468	—

Average Prices (includes effect of cash flow hedges)
Natural gas (per Mcf)	$5.35	$4.05	$5.05	$3.41
Natural gas (per Mcf) - GOM	5.43	4.05	5.41	3.41
Natural gas (per Mcf) - UK	5.05	—	4.00	—
Oil and condensate (per Bbl) - GOM	38.07	28.24	33.93	27.21
Natural gas, oil and condensate (per Mcfe)	5.59	4.18	5.18	3.82
Lease operating expense (per Mcfe)	1.00	1.37	0.87	1.00

Other Expenses, per Mcfe
Depreciation, depletion and amortization	$3.12	$2.81	$2.48	$1.72

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$32,858	$13,587	$116,023	$65,236
Net income (loss)	(3,774)	(38,636)	1,356	(50,801)
Per share, basic and diluted	$(0.14)	$(1.58)	$0.05	$(2.21)

Average number of common shares outstanding
Basic	26,142	24,519	24,944	22,975

Diluted	26,142	24,519	25,271	22,975

(1)	See oil and gas revenue reconciliation on the last table of this press release.

Developments

In the first quarter of 2004, we completed and placed on production Helvellyn, our first well in the North Sea. We initially drilled this well in late 2002, encountered delays beyond our control during early and mid 2003, and ultimately made the decision to side-track the well to achieve first production in February 2004. Total development costs related to Helvellyn in 2004 were $3.0 million and other North Sea properties accounted for $5.8 million. The impact of Helvellyn was a contributing factor to our 31% increase in production, the largest annual increase in production as a publicly traded company.

In the Gulf of Mexico we completed 13 wells at six different properties. At Garden Banks 186, adjacent to our Garden Banks 142 property and the host platform for Garden Banks 186, we placed on production one well. Development at these properties, together known as Matia/Cabrito, began in 2003 when the platform was installed and the well at Garden Banks 142 was placed on production. At Ship Shoal 358, four wells were drilled and placed on production during 2004. Like Matia/Cabrito, the platform was

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

installed during 2003 and drilling was completed in 2004. Noteworthy with both the Ship Shoal 358 and the Matia/Cabrito developments was the reuse of platforms from other ATP locations. The significance was not that platforms were reused, as that often happens in the Gulf of Mexico, but that the platforms were moved to deeper water depths than originally located. This required us to install plinths, or leg extensions, to accomplish the installations. In December 2004, ATP was awarded the Offshore Energy Achievement Award for Innovation/Technology for its innovative use of plinths. The Innovation/Technology award honors a new technology that has been field-proven or an innovative application of existing technology that resulted in a material improvement in safety, throughput or cost savings.

During 2004 the Company also completed three wells at West Cameron 237, two wells at Matagorda Island 704/709, one well at West Cameron 101 and two wells at Eugene Island 30/71. In the fourth quarter 2004, we tested a well at Mississippi Canyon 711, presently our largest property in terms of proved reserves. The Mississippi Canyon 711 #4 ST1 well which logged approximately 157 total net feet of oil and gas pay in Lower Pliocene sands tested at a rate of 13,610 BOPD and 52.7 MMcf/d or 134 MMcfe/d. The multiple day flow test recorded flowing tubing pressures exceeding 3500 psi. Additional development is scheduled at Mississippi Canyon 711 during 2005 with first production currently scheduled for early in the fourth quarter 2005. Total development costs incurred in 2004 in the Gulf of Mexico was $77.7 million.

At the end of 2004, we were drilling two wells, one at West Cameron 432 and the other at High Island 74. The well at West Cameron 432 began production on January 31, 2005. The well at High Island 74 which was one of our properties not included in our reserve report as it did not meet the SEC definition of proved reserves is scheduled to begin production during the second quarter 2005.

Capital Resources and Liquidity

The year 2004 was a year of major financial improvement and development success for ATP. We completed three financing transactions, two debt and one equity, improved working capital by $114.8 million and ended 2004 with $102.8 million of cash and cash equivalents. These financing transactions and cash from operating activities provided us the liquidity to enjoy our most active development year since becoming a publicly traded company in February 2001.

The three financing transactions for ATP in 2004 were instrumental in providing the funds needed to complete our 2004 developments and provide us the initial financial resources for our 2005 program. In March 2004, we replaced our previous $110.0 million revolving credit facility with a new $185.0 million term loan comprised of a first lien of $150.0 million and a second lien of $35 million. The new five year term loan improved our liquidity position by $56.0 million and allowed us to aggressively begin our 2004 development program. In September 2004 we amended the term loan by adding $35.0 million to the first lien, reducing the interest rate on the first lien by 325 basis points and amending certain covenants of the facility to provide us more flexibility. As a result of putting in place a term facility and its subsequent amendment, interest expense increased to $22.3 million for 2004, compared to $9.7 million for 2003. After repurchasing 79% of outstanding warrants that were issued in conjunction with the March 2004 transaction, the amendment provided us with an additional $18.0 million of liquidity. By December 1, 2004, our share price had risen from $6.28 at the beginning of the year to approximately $14.00 per share, an increase of over 120%. As a result, we elected to issue four million shares of common stock for net proceeds of $53.1 million. The financing transactions net of costs and repayments of previously outstanding amounts provided us with approximately $123.0 million of liquidity and collectively were the catalysts in achieving such a productive year.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

Net cash provided by operating activities before changes in assets and liabilities was $62.3 million in 2004 compared with $22.0 million in 2003. After changes in assets and liabilities, cash provided by operating activities was $41.2 million for the year ended December 31, 2004 compared to $48.6 million for the year ended December 31, 2003. Cash used in investing activities for oil and gas properties increased to $87.4 million in 2004, compared to $83.8 million for the year 2003. After accounting for the proceeds of the sale of the seven properties and other additions, net cash used in investing activities was $68.7 million in 2004 compared to $84.0 million in 2003. In 2004, net cash provided by financing activities, primarily the three financings previously discussed, was $125.7 million compared with $30.7 million in 2003.

2005 Operational and Financial Objectives

We believe that 2005 production will exceed that of 2004 as a result of our 2003 and 2004 development programs and projects scheduled for development in 2005. Development activities scheduled at Mississippi Canyon 711 during 2005 include laying approximately 27 miles of oil and gas pipelines, converting a semi-submersible drilling rig to a floating production facility, completing a second well which was previously drilled in the Southern portion of the block and connecting for production both wells. First production is currently scheduled for early in the fourth quarter 2005. In addition to Mississippi Canyon 711, developments with proved undeveloped reserves at December 31, 2004 planned in 2005 include Block L-06d in the Dutch sector of the North Sea and additional properties in the Gulf of Mexico. We also have scheduled for drilling or completion properties in which previous drilling into targeted reservoirs indicates to the Company the presence of commercially productive quantities of hydrocarbons, although these reservoirs did not meet the SEC definition of proved reserves at the end of 2004. Other potential developments for 2005 in the Gulf of Mexico and North Sea are currently being evaluated.

ATP plans to devote considerable attention in 2005 to evaluating the potential of its Cheviot property in the North Sea. This property produced from 1992 – 1996 before it was taken off production by the previous owner. We completed a 3-D seismic survey in the fourth quarter of 2004 which is currently being processed and interpreted. Once this work is completed, we will continue our evaluation utilizing not only the 3-D seismic, but also previous drilling and production information. We expect to complete a plan for the Cheviot property during 2005 with the goal of recording proved undeveloped reserves by the end of 2005. Additional locations within the Cheviot property but outside of the reservoirs that previously produced are also being evaluated for possible drilling, development or exploration.

Our production may command higher realized oil and gas prices in 2005 than in recent years, based on our current hedge position and strong commodity prices. Our revenues, profitability and cash flows are highly dependent upon many factors, particularly our production results and the price of oil and natural gas. During the first quarter of 2005 we have been active in the futures market. We have hedged volumes for 2005-2006 of 6.0 Bcf of natural gas between $6.42 and $10.79 per MMBtu and 356 thousand barrels of crude oil between $45.35 and $51.05 per barrel. Including these recent hedges, we have hedged 12.4 Bcfe of our 2005 production at an average price of $6.34/MMBtue and 3.7 Bcfe of our 2006 production at an average price of $7.84/MMBtue. To mitigate future price volatility, we may hedge additional production, especially if commodity prices continue to rise. A more complete summary of our hedges, derivatives or fixed price contracts can be found at the end of this press release.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

Form 10-K for the Year Ending December 31, 2004

ATP will avail itself of the automatic 15 day extension for filing its Annual Report on Form 10-K for the period ending December 31, 2004. While the Company has substantially completed all of the work on its financial statements, the additional work required to complete such financial statements and to complete management’s assessment of internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley and the rules of the Public Company Accounting Oversight Board and the attestation required by the Company’s auditors on the Company’s financial statements and management’s assessment of internal controls by the initial filing date of March 16, 2005 cannot be completed without unreasonable effort or expense. The Company anticipates that it will be able to file its complete Annual Report on Form 10-K by March 31, 2005.

4th Quarter 2004 Conference Call

ATP management will host a conference call on March 16 to review production, reserves and the results for the fourth quarter 2004. T. Paul Bulmahn, Chairman and President; Leland Tate, Chief Operating Officer, and Albert L. Reese, Jr., Chief Financial Officer, will discuss the details.

Date: Wednesday, March 16

Time: 4:00 PM EST, 3:00 PM CST, 2:00 PM MST, 1:00 PM PST

To participate in the live webcast, simply log on to ATP’s website at www.atpog.com at least ten minutes prior to the start of the call and click on Investor Info and then Conference Calls. To listen to the conference call via the telephone, dial 1-800-818-5264. If you are unable to participate during the live webcast, the webcast will be archived on ATP’s website at www.atpog.com for 30 business days. A recorded replay of the conference call will be available for a period of 24 hours after the call starting at 5:00 p.m. CST. To listen to the replay dial 1-888-203-1112 with the conference identification number 7544128.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$102,774	$4,564
Accounts receivable (net of allowances of $1,499 and $1,266)	36,991	15,874
Derivative asset	791	—
Other current assets	3,788	2,461

Total current assets	144,344	22,899

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	450,403	450,858
Less: Accumulated depletion, impairment and amortization	(237,197)	(261,733)

Oil and gas properties, net	213,206	189,125

Furniture and fixtures, net	741	666
Other assets, net	13,856	4,995

	14,597	5,661

Total assets	$372,147	$217,685

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$68,573	$63,054
Current maturities of long-term debt	2,200	—
Asset retirement obligation	4,925	6,102
Derivative liability	316	166

Total current liabilities	76,014	69,322
Long-term debt	208,109	115,409
Asset retirement obligation	19,998	15,005
Deferred revenue	741	926
Other long-term liabilities and deferred obligations	10,121	12,691

Total liabilities	314,983	213,353

Shareholders’ equity:
Preferred stock: $0.001 par value
Common stock: $0.001 par value	29	25
Additional paid in capital	140,628	92,277
Accumulated deficit	(88,759)	(90,115)
Accumulated other comprehensive income	6,177	3,056
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	57,164	4,332

Total liabilities and shareholders’ equity	$372,147	$217,685

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

Income Statement

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Oil and gas revenues	$32,927	$13,991	$116,123	$70,151

Costs and operating expenses:
Lease operating expenses	5,913	4,454	19,531	17,173
Geological and geophysical expenses	688	897	997	1,358
General and administrative expenses	4,743	3,176	15,806	12,209
Credit facility costs	—	1,650	1,850	1,990
Non cash compensation	—	—	—	(39)
Depreciation, depletion and amortization	18,396	9,144	55,637	29,378
Impairment of oil and gas properties	—	1,025	—	11,670
Accretion expense	595	667	2,069	2,752
(Gain) loss on abandonment	20	564	(251)	4,973
(Gain) on disposition of properties	—	—	(6,011)	—
Loss on unsuccessful property acquisition	—	8,192	—	8,192
Other	400	—	400	—

Total costs and operating expenses	30,755	29,769	90,028	89,656

Income (loss) from operations	2,172	(15,778)	26,095	(19,505)

Other income (expense):
Interest income	336	6	627	52
Interest expense	(6,324)	(2,806)	(22,262)	(9,678)
Loss on extinguishment of debt	—	—	(3,326)	(3,352)
Other	100	(1)	280	2,244

Total other income (expense)	(5,888)	(2,801)	(24,681)	(10,734)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(3,716)	(18,579)	1,414	(30,239)
Income tax expense	(58)	(20,057)	(58)	(21,224)

Income (loss) before cumulative effect of change in accounting principle	(3,774)	(38,636)	1,356	(51,463)
Cumulative effect of change in accounting principle, net of tax	—	—	—	662

Net income (loss)	$(3,774)	$(38,636)	$1,356	$(50,801)

Basic and diluted income (loss) per common share:
Loss before cumulative effect of change in accounting principle	$(0.14)	$(1.58)	$0.05	$(2.24)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.03

Net income (loss) per common share	$(0.14)	$(1.58)	$0.05	$(2.21)

Weighted average number of common shares:
Basic	26,142	24,519	24,944	22,975

Diluted	26,142	24,519	25,271	22,975

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

CONSOLIDATED CASH FLOW DATA

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$1,356	$(50,801)
Adjustments to operating activities	60,976	72,813
Changes in assets and liabilities	(21,114)	26,630

Net cash provided by operating activities	41,218	48,642

Cash flows from investing activities:
Additions to oil and gas properties	(87,368)	(83,803)
Proceeds from disposition of assets	19,200	—
Additions to furniture and fixtures	(483)	(240)

Net cash used in investing activities	(68,651)	(84,043)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	53,066	10,879
Proceeds from long-term debt	262,000	127,168
Payments of long-term debt	(166,230)	(103,921)
Deferred financing costs	(13,502)	(3,827)
Repurchase of warrants	(12,311)	—
Exercise of stock options	2,675	355

Net cash provided by financing activities	125,698	30,654

Effect of exchange rate changes on cash	(55)	2,367
Net increase (decrease) in cash and cash equivalents	98,210	(2,380)
Cash and cash equivalents, beginning of period	4,564	6,944

Cash and cash equivalents, end of period	$102,774	$4,564

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

Hedges, Derivatives and Fixed Price Contracts

(unaudited)

	2005					2006
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,520	2,425	2,300	2,239	9,484	1,710	—	—	—	1,710
Price ($/MMbtu)	$5.60	$6.23	$6.27	$6.54	$6.15	$7.38	$—	$—	$—	$7.38
Crude Oil
Volumes (MBbls)	117.0	113.8	115.0	92.0	437.8	108.0	63.7	64.4	64.4	300.5
Price ($/bbl)	$38.20	$42.10	$41.96	$41.99	41.00	$47.14	$48.41	$48.41	$48.41	$47.96
Equivalents
Volumes (MMMBtue)	3,222	3,108	2,990	2,791	12,111	2,358	382	386	386	3,513
Price ($/MMbtue)	$5.77	$6.40	$6.43	$6.63	$6.29	$7.51	$8.07	$8.07	$8.07	$7.69

Puts
Natural Gas
Volumes (MMMBtu)		364	368	124	856
Floor Price ($/MMBtu)		$5.01	$5.01	$5.01	$5.01

North Sea:
Swaps
Natural Gas(1)
Volumes (MMMBtu)	270				270	180				180
Price (£/MMBtu)	£4.46				£4.46	£5.60				£5.60

The above are hedges, derivatives and fixed price contracts that are in effect at March 15, 2005 or have settled prior to such date.

Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Recent Oil Swaps:

December 14, 2004: 300 bopd January 2005 - December 2005 at $43.50/Bbl.

January 31, 2005: 500 bopd January 2006 - March 2006 at $45.35/Bbl.

February 25, 2005: 200 bopd April 2005 - August 2005 at $51.05/Bbl.

February 25, 2005: 200 bopd September 2005 - December 2005 at $49.70/Bbl.

February 25, 2005: 400 bopd January 2006 - December 2006 at $46.70/Bbl.

March 9, 2005: 300 bopd January 2006 - December 2006 at $50.70/Bbl.

Recent Gulf of Mexico Gas Puts:

December 15, 2004: 4,000 MMbtu/d April 2005 - October 2005 at $5.01/MMbtu.

Recent Gulf of Mexico Gas Fixed Forwards:

January 10, 2005: 5,000 MMbtu/d April 2005 - October 2005 at $6.42/MMbtu.

January 10, 2005: 5,000 MMbtu/d November 2005 - March 2006 at $7.14/MMbtu.

January 10, 2005: 5,000 MMbtu/d January 2006 - March 2006 at $7.04/MMbtu.

January 31, 2005: 3,000 MMbtu/d November 2005 - March 2006 at $7.10/MMbtu.

February 25, 2005: 6,000 MMbtu/d April 2005 - October 2005 at $6.76/MMbtu.

March 9, 2005: 4,000 MMbtu/d April 2005 - October 2005 at $7.08/MMbtu.

March 9, 2005: 6,000 MMbtu/d November 2005 - March 2006 at $8.00/MMbtu.

Recent North Sea Gas Swaps:

March 15, 2005: 2000 MMBtu/d January - March 2006 at £5.60/MMBtu

£5.60/MMBtu approximates $10.79/MMBtu using the translation rate of $1.9266 to £1.0000 at December 31, 2004

(1)	Swap for 1Q05 liquidated January 13, 2005 with a realized gain of approximately $710,000.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Oil and gas revenues, including the effects of settled derivatives (1)	$32,858	$13,587	$116,023	$65,236
Hedging ineffectiveness for the period (2)	15	—	(190)	(279)
Derivative activities previously recognized to earnings (3)	—	469	—	5,219
Other (4)	54	(65)	290	(25)

Oil and gas revenue per income statements	$32,927	$13,991	$116,123	$70,151

(1)	Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.
(4)	These amounts are reclassifications of prior period disclosures that segregated the mark-to-market value changes on instruments that did not qualify for SFAS No. 133 hedge accounting treatment as income on derivative instruments on the statement of operations. Also includes the marketing activity of ATP Energy.

CASH FLOW FROM OPERATING ACTIVITIES

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$1,356	$(50,801)
Adjustments to operating activities	60,976	72,813

Cash flows from operating activities before changes in assets and liabilities	62,332	22,012
Changes in assets and liabilities	(21,114)	26,630

Net cash provided by operating activities	$41,218	$48,642

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com